UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:	June 8, 2009
(Date of earliest event reported)	(June 2, 2009)

Multimedia Games, Inc.
(Exact name of Registrant as Specified in its Charter)

000-28318
(Commission File Number)

Texas	74-2611034
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

206 Wild Basin Road South, Bldg. B, Suite 400, Austin, Texas	78746
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 334-7500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2009, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Multimedia Games, Inc. (the “Company”) approved a Management Bonus Plan exclusively for 2009 (the “Bonus Plan”) in order to incent management to build shareholder value by achieving Company financial targets as well as certain operational objectives designed to improve future Company performance.  The Bonus Plan was approved by the Committee in recognition that 2009 is a transition year for both the operational and financial performance of the Company.

The Bonus Plan is comprised of two components, each of which represents fifty percent of the overall target bonus opportunity: (i) individual management objectives set by the participant’s manager, or set by the Board in the case of Anthony Sanfilippo, the Company’s President and Chief Executive Officer; and (ii) a financial component which will be based on an EBITDA and, in certain cases, a cash flow target achieved by the Company as adjusted for certain non-cash and extraordinary items.

Bonuses for named executive officers are consistent with the bonus structure set forth in each of the previously filed employment agreements between the Company and its officers and are payable after fiscal year-end and after confirmation of achieved targets by the Committee.  The Committee retains the discretion to modify or adjust financial targets and bonus objectives based on its business judgment.  A partial pro-rata cash bonus will be paid if the Company achieves a minimum annualized performance threshold and participants are eligible to receive up to 200% of their bonus objectives if the Company exceeds the defined annualized performance goals.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTIMEDIA GAMES, INC.

Dated: June 8, 2009	By:	/s/ Uri L. Clinton
Uri L. Clinton
Senior Vice President, General Counsel and Corporate Secretary